Sabra Health Care REIT, Inc. Announces Closing of $200 Million Amended Secured Revolving Credit Facility
IRVINE, CA, Feb 13, 2012 – Sabra Health Care REIT, Inc. (NASDAQ: SBRA) announced today that it has amended its existing secured revolving credit facility and increased the current borrowing capacity under the facility from $100 million to $200 million, with an accordion feature allowing for an additional increase of up to $150 million, resulting in a maximum borrowing capacity under the amended secured revolving credit facility of $350 million (“Amended Credit Facility”).

The Amended Credit Facility has a maturity date of February 10, 2015, and includes a one year extension option. Borrowings under the Amended Credit Facility bear interest on the outstanding principal amount at a rate equal to, at our option, LIBOR plus 3.00% - 4.00% or a Base Rate (as defined in the Amended Credit Facility) plus 2.00% - 3.00%. The actual interest rate within the applicable range is determined based on our then applicable Consolidated Leverage Ratio (as defined in the Amended Credit Facility). In addition, the Amended Credit Facility includes a facility fee equal to between 0.35% and 0.50% per annum based on the amount of unused borrowings under the Amended Credit Facility.

“The Amended Credit Facility provides us with more than enough liquidity to fund the level of acquisitions implied by the high end of our 2012 guidance. In addition to the $200 million available under the Amended Credit Facility, we had cash on hand of $42 million as of December 31, 2011. We are also pleased to have eliminated the 175 basis point LIBOR floor from the original facility and to have lowered our spread over LIBOR. As a result and based on current LIBOR rates, we expect our interest rate under the Amended Credit Facility to be in the range of 3.50% to 4.00%, which is 1.75% to 2.25% lower than what our interest rate would have been under the original facility. This lower borrowing cost should enhance our competitiveness for assets, particularly given our desire to increase the percentage of senior housing assets in our portfolio.” stated Rick Matros, Chairman and CEO.

The lenders under the Amended Credit Facility are: Bank of America, NA, Barclays Bank PLC, Citibank, N.A., Wells Fargo Bank, National Association, Royal Bank of Canada, RBS Citizens Bank, N.A. dba Charter One, and Jefferies Group, Inc.

ABOUT SABRA
Sabra Health Care REIT, Inc. (NASDAQ: SBRA), a Maryland corporation, is a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States. As of December 31, 2011, Sabra’s investment portfolio consisted of 97 properties: (i) 76 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) six assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, (vi) one continuing care retirement community, and (vii) one acute care hospital. As of December 31, 2011, Sabra’s properties were located in 23 states and included 10,877 licensed beds.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
Statements made in this release that are not historical or current facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995 and the federal securities laws) that involve risks and uncertainties and are subject to change at any time. These statements may be identified, without limitation, by the use of "expects," "believes," "intends," "should" or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding our expectations concerning the borrowing costs under the Amended Credit Facility and how that should enhance our competitiveness for asset acquisitions, as well as our statements regarding the impact of our anticipated liquidity on our ability to fund acquisitions at the high end of our previously announced 2012 guidance.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: our dependence on Sun Healthcare Group, Inc. until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; changes in general economic conditions and volatility in financial and credit markets; the dependence of our tenants on reimbursement from governmental and other third-party payors; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to make acquisitions, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; our ability to raise capital through equity financings; our ability to pursue and complete acquisitions and the costs and management attention required to do so; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; our ability to maintain effective internal control over financial reporting; ownership and transfer limits and certain anti-takeover defenses in Maryland law and our charter and bylaws; our ability to qualify and maintain our status as a REIT; compliance with REIT requirements and certain tax matters related to status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.
Contact:
Investor & Media Inquiries: (949) 679-0410

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